Exhibit 99.1

Coal Division Again Drives CONSOL to Record Revenue, totaling $1.319 Billion;

Quarterly Gas Production Grows 44% to Record 35.8 Bcf

PITTSBURGH ( October 29, 2010) – CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern U.S., reported record revenue of $1.319 billion in the quarter ended September 30, 2010, 23% higher than the revenue of $1.069 billion for the quarter ended September 30, 2009. The Coal Division contributed a record $1.019 billion towards the total, as compared to $837 million in the year ago quarter.

Adjusted EBITDA1 was $347 million for the quarter ended September 30, 2010, 45% higher than the $240 million reported in the year ago quarter.

Adjusted earnings1 were $100 million, or $0.44 per diluted share, for the third quarter. During the quarter, CONSOL Energy recognized a non-cash abandonment charge for a portion of the development work at Mine 84 ($14 million), and an accrual adjustment related to the Fola Mine reclamation project ($28 million).

CONSOL Energy reported GAAP net income of $75 million, or $0.33 per diluted share, in the quarter ended September 30, 2010. This compares to $87 million, or $0.48 per diluted share, in the quarter ended September 30, 2009.

Third Quarter 2010 Highlights:

•	Coal Division again drives total company record revenue of $1.319 billion.

•	Gas Division maintained zero employee-related incidents for the quarter.

•	Gas production increased by 44% to a record 35.8 Bcf for the quarter.

•	Drilled gas discovery well in the Utica Shale.

Statement by CONSOL Energy Chairman, President, and CEO J. Brett Harvey on Strategy and Results:

The transformation of CONSOL Energy into the leading producer of both coal and gas in the Eastern U.S. is firmly underway. One hundred fifty years ago, the Mellon interests began to consolidate the coal fields in Appalachia while the Rockefeller interests began to consolidate the oil and gas assets. With the Dominion and CNX Gas transactions this year, we have now brought back together the vast resources that were separated some 150 years ago. Everything we have seen from the Dominion assets since the transaction closed are as favorable, or better, than what we expected.

In our Coal Division, the quality of our low-vol met coal, high-vol met coal and thermal coal assets continues to generate superior results. On the sales side, 2010 is the first year in our nearly 150-year history that we are selling coal to customers on four continents. Margins for our low-vol and high-vol coals have expanded this year and, while the regulatory environment continues to change, we are committed to leading the industry in adapting to those changes.

Safety is a core value at CONSOL. During the quarter, two areas that received increased focus were implementing rock dust processes and practices to meet new federal safety standards and implementation of new company standards to bolt ribs in our coal mines.

Our Coal Division generated cash of approximately $291 million on 14.7 million tons of production and 15.6 million tons of sales for the quarter. Over the near term, we will seek to maintain our approximate current level of coal production and focus on continuing to grow our margins.

[1]	The terms “adjusted EBITDA” and “adjusted earnings” are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures.”

CONSOL continues permitting and development of its planned BMX (Bailey Mine Expansion) longwall mine in Western Pennsylvania. Full longwall production is expected to be 5 million tons per year beginning in late-2013 or early 2014. Potential customers include Asian and Brazilian steel mills, European generators, and domestic generators now burning Central App coal. Development costs will be lower than a green field mine because BMX will utilize existing infrastructure and preparation facilities at the complex.

I need to update you, too, on the possible sale of certain metallurgical coal assets in Central Appalachia that we announced on the last earnings call. We have received considerable interest in these assets from both domestic and international companies. Based on the level of interest in these assets, we have had to extend the process time period to insure interested parties have adequate time in the data room and can complete site visits before having to bid. We expect to be able to provide you a more definitive update on this process by the time of our Fourth Quarter 2010 results conference call, if not before.

Turning to our Gas Division, we continue to integrate the Dominion acreage into our drilling plans and to delineate our vast acreage holdings. Our goal is to have a clearer understanding of the Marcellus reserves by the middle of 2011 and determine which areas will be integrated into our long term drilling plans and which areas may be considered for possible sale. In the short term, we are consolidating our position through swaps and trades with other producers and will sell or lease small acreage positions outside our core areas of interest.

We want to be careful, though, about precipitously engaging in a sale or joint venture of our oil and gas acreage. As delighted as we are with our recently-announced Utica Shale discovery in Eastern Ohio, it points out a potential pitfall in “running too soon to the altar.” Had another producer come to us about a joint venture in Eastern Ohio, we might have agreed to sub-optimal terms for our shareholders because we had not adequately delineated this acreage. While prices continue to be attractive, especially relative to what we paid for our oil and gas acreage, we have a duty to maximize the returns to our shareholders in any potential transaction.

Operationally our delineation process resulted in us moving our first rig into our Central Pennsylvania Operations area, where we estimate that we have 230,000 acres with Marcellus Shale potential. In our other new area, Northern West Virginia, where we have about 270,000 acres, we have drilled the vertical portions of the wells on our first pad. Shortly, one of the rigs currently drilling in Greene County, Pennsylvania will be relocated to Northern West Virginia to drill the horizontal portions of these wells.

Gas Division

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS – Quarter-To-Quarter Comparison

	Quarter Ended Sept. 30, 2010	Quarter Ended Sept. 30, 2009
Total Revenue and Other Income ($ MM)	$227.8	$165.7
Net Income	$21.3	$35.5
Net Cash from Operating Activities ($ MM)	$94.3	$65.4
Total Period Production (Bcf)	35.8	24.8
Average Daily Production (MMcf)	389	269
Capital Expenditures ($ MM)	$103.7	$59.3

Production results are net of royalties.

As reported two weeks ago, the Gas Division made its first discovery in the Utica Shale, in Eastern Ohio. At a depth of 8,450 feet, the vertical well encountered 200 feet of Utica Shale. During a 24-hour period, the unstimulated well open-flowed 1.5 MMcf. We plan to hydraulically fracture, and then open-flow the well. If successful, the Gas Division will drill a horizontal well on the same pad.

In the Marcellus Shale, the Gas Division drilled and completed six wells during the quarter, all of which were in Greene County, Pennsylvania. Three wells were drilled on the Nineveh 25 pad with the new Patterson-UTI Apex Walking Rig (#324). The Gas Division drilled these three wells in only 35 days, which set a productivity record. Each of the wells averaged over 3,000 feet of true Marcellus lateral, with a total of 34 completion stages. The wells were fraced in early October and began flowing into a sales line last week. Early indications are encouraging with the three wells producing at a combined daily rate of 8.8 MMcf per day. The Patterson (#324) is currently drilling the third well of the 5-well Nineveh 20 pad, also in Greene County.

Three wells were also drilled on the Nineveh 17 pad. One of these wells, NV 17B, had a lateral length of 2,200 feet. It achieved a 30-day production rate of 2.0 MMcf per day, and has an EUR of 3.5 Bcf. A second well, NV 17D, had a lateral length of 2,400 feet. It achieved a 30-day production rate of 1.4 MMcf per day, and has an EUR of 4.6 Bcf. A third well was abandoned due to a casing failure that prevented the completion of the well.

The Les Wilson rig has been shifted to Central Pennsylvania Operations, where it has begun drilling on the DeArmitt tract, a 3-well pad in Westmoreland County. This is the first pad to be drilled on the Marcellus Shale acreage acquired from Dominion Resources.

The Nabors rig (M-7) is currently operating at the Nineveh 26 pad. The Nabors (M-7) rig just reached total depth on the second well of the 3-well pad. When this 3-well pad is completed, the rig will relocate to the company’s acreage in Northern West Virginia where it will begin drilling the laterals on the Alton 1 pad in Upshur County.

In the table below, the average price realized for the company’s gas production included hedged production of 13.6 Bcf, at an average price of $7.39 per Mcf.

Unit production DD&A was higher in the quarter as the increase in 2009 drilling capital exceeded the increase in proved developed producing reserves in Northern Appalachia. Unit gathering operating costs and DD&A were lower, as relatively fixed costs were allocated over greater volumes.

PRICE AND COST DATA PER MCF – Quarter-To-Quarter Comparison

	Quarter Ended Sept. 30, 2010	Quarter Ended Sept. 30, 2009

Average Sales Price	$5.72	$6.25

Costs – Production
Lifting	$0.66	$0.52
Production Taxes	$0.12	$0.05
DD&A	$1.43	$0.99

Total Production Costs	$2.21	$1.56

Costs – Gathering
Operating Costs	$0.72	$0.75
Transportation	$0.22	$0.22
DD&A	$0.22	$0.26

Total Gathering Costs	$1.16	$1.23

Costs – Administration	$0.71	$0.65

Total Costs	$4.08	$3.44

Margin	$1.64	$2.81

Note: Costs – Administration exclude incentive compensation and other corporate items.

CBM: Total production was 23.0 Bcf, an increase of 5.5% from the 21.8 Bcf produced in the year-earlier quarter. The Gas Division drilled 61 CBM wells in the third quarter, nearly all of which were in Virginia.

Marcellus Shale: Total production was 3.3 Bcf, an increase of 43.5% from the 2.3 Bcf produced in the year-earlier quarter. The Gas Division drilled six horizontal wells in the third quarter.

Conventional: Total production was 9.0 Bcf, an increase of 2,150% from the 0.4 Bcf produced in the year-earlier quarter. The increase in production reflects the impact of the Dominion acquisition. The Gas Division drilled 33 conventional wells in the third quarter, including 24 wells in West Virginia.

Coal Division

COAL DIVISION RESULTS BY PRODUCT CATEGORY – Quarter-To-Quarter Comparison

	Low-Vol Quarter Ended Sept. 30, 2010	Low-Vol Quarter Ended Sept. 30, 2009	High-Vol Quarter Ended Sept. 30, 2010	High-Vol Quarter Ended Sept. 30, 2009	Thermal Quarter Ended Sept. 30, 2010	Thermal Quarter Ended Sept. 30, 2009
Sales – Company Produced (millions of tons)	1.3	0.7	0.4	NA	13.9	13.0
Coal Production (millions of tons)	1.3	0.6	0.4	NA	13.0	12.9
Average Realized Price Per Ton – Company Produced	$165.61	$97.06	$71.16	NA	$53.55	$58.07
Operating Costs Per Ton	$47.80	$37.36	$32.60	NA	$37.24	$37.03
Non-Operating Charges Per Ton	$8.95	$9.03	$4.26	NA	$6.58	$6.37
Total Cost Per Ton, before DD&A	$56.75	$46.39	$36.86	NA	$43.82	$43.40
DD&A Per Ton	$4.68	$3.96	$4.45	NA	$5.32	$4.89
Total Cost Per Ton – Company Produced	$61.43	$50.35	$41.31	NA	$49.14	$48.29
Average Margin Per Ton, before DD&A	$108.86	$50.67	$34.30	NA	$9.73	$14.67
Sales (millions of tons) times Average Margin Per Ton, before DD&A ($ MM)	$142	$35	$14	NA	$135	$191
Ending Inventory (MM tons)	0.1	0.5	NA	NA	2.1	2.8

Sales and production include CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. NA means not available, as the high-vol segment did not exist in 2009.

Coal Marketing:

CONSOL’s coal will now be marketed in India through the Delhi office of Xcoal, with whom we have an international marketing agreement. The decision to open the office was accelerated based upon our success in marketing in China. Both the expanding coking and thermal coal markets in India are being targeted.

Baltimore Terminal: During the third quarter, Baltimore Terminal loaded thirty-three vessels for a total tonnage of 2.7 million tons nearly 0.9 million tons over the same quarter in 2009 and included a record of 1.3 million tons shipped in August. The 33 vessels also included a record 11 Cape-size vessels. Approximately 1.6 million tons were shipped to Asia, 0.7 million tons were shipped to Europe and 0.4 million tons were shipped to South America.

Low-vol met coal: CONSOL expects to ship approximately 4.9 million tons of Buchanan coal during 2010. As reported earlier, most volumes were settled at annual prices resulting in a premium over quarterly BMA pricing. There continues to be a shortage of premium low-volatile coking coals to meet global demand.

High-vol met coal: CONSOL progresses towards its goal of selling 2.7 million tons of cross-over coal during 2010 at an average realized price of approximately $76.00 per ton. During the quarter, 0.4 million tons of coal was sold to Asia, of which 0.3 million tons was sold at $77.11 per ton and 0.1 million under a legacy contract at $60.45 per ton. The high-vol coal market continues to heat up as growth in demand outpaces supply.

Thermal coal: Inventories fell during the third quarter by 0.8 million tons as warmer than normal temperatures blanketed most of the U.S. CONSOL shipped 0.4 million tons to Europe during the quarter comprised of nearly 0.2 million tons at $62.00 and 0.2 million tons under a legacy contract. Utility stockpiles in most of our major market areas returned to normal during the summer heating season. Shipments in the quarter increased by 1.0 million tons, year-over-year, to 13.9 million despite the idling of Mine 84 and the sale of Jones Fork.

Prices for 2011 continue to strengthen. CONSOL contracted or re-priced during the quarter nearly 11 million tons at the average price of $60.00 per ton. Nearly 6.8 million of 2011 tons were sold or newly priced in the quarter at an average price of $65.00 per ton. This includes CAPP sales of 0.5 million in excess of $80.00 per ton and includes nearly 2.0 million tons of our flagship Bailey tons at a price averaging over $69.00 per ton.

Similarly for 2012, nearly 4.0 million tons were sold or newly priced in the quarter at an average price near $70.00 per ton.

European thermal coal: Demand for our NAPP coal has increased in Europe as a result of a combination of factors. The improving German economy, the scheduled closing of Germany’s subsidized mining industry, and the continued migration of South African and Colombian coals to Asia and India are factors contributing to the improved demand. CONSOL’s terminal in Baltimore and the stable relationship between the Euro and the dollar are additional contributing factors. CONSOL’s continued participation in European markets has presented CONSOL with the opportunity to enter into several new term relationships extending through 2013. CONSOL has firm commitments for 2011-2013 of 0.330 million tons per year of a high-sulfur blend at prices exceeding $62.00 per ton FOB mine for 2011, growing to a price exceeding $66.00 per ton in 2012. Additional opportunities exist for fourth quarter business that will add more than 1.0 million tons a year for a three-year term.

Coal Operations:

CONSOL’s coal operations ran well during the quarter. Development work continued to advance well ahead of the longwalls.

Coal production in the quarter consisted of 1.3 million tons of low-vol, 0.4 million tons of high-vol, and 13.0 million tons of thermal, for a total of 14.7 million tons.

Of the thermal coal production, 11.5 million tons were from Northern Appalachia, 1.3 million tons were from Central Appalachia, and 0.2 million tons were from Western Bituminous.

The company was also successful in reducing thermal coal inventory during the quarter by about 0.8 million tons.

CONSOL Energy Guidance

CONSOL Energy expects to invest $1.1 billion in 2010, including $500 million for the Gas Division, $500 million for the Coal Division, and $100 million for other activities.

The Gas Division reaffirms its previously announced production guidance of 127 Bcf for calendar year 2010 and its 2011 production guidance of 170 Bcf, which would represent a 21% increase over the 2010 annualized run rate of 141 Bcf. The 141 Bcf is what the Gas Division would have expected to produce assuming twelve months of production from the Dominion assets in 2010.

Total hedged production in the 2010 fourth quarter is 11.9 Bcf, at an average price of $6.18 per Mcf. All of the gas hedges are shown in the table below:

GAS DIVISION GUIDANCE

	2010	2011	2012
Total Yearly Production (Bcf)	127	170	NA
Volumes Hedged (Bcf)	52.1	22.6	15.1
Average Hedge Price ($/Mcf)	$7.65	$6.84	$6.84

For the fourth quarter of 2010, the Coal Division plans to produce 16.5 million tons and sell at least 17.0 million tons. The Coal Division expects to produce and sell between 59 and 61 million tons in both 2011 and 2012.

For 2011, the Coal Division has 1.2 million tons of low-vol coal priced at $151 per ton. Total low-vol production is estimated to be 4.5 million tons in 2011.

The thermal contracted tonnage is shown below:

COAL DIVISION THERMAL COAL GUIDANCE

	2010	2011	2012
COAL-COMMITTED TONS W/O PRICING (MM)	—	12.4	18.4
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons,10/11/10)	56.3	40.3	19.1
Avg. Realized Price/Ton Committed & Priced	$53.51	$55.74	$59.78
COAL-TONS PRICED WITH COLLARS
Tons (MM)	0	0	5.8
Average Ceiling	—	—	$51.60
Average Floor	—	—	$41.74

Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

Metallurgical Coal Outlook

Global demand for U.S. metallurgical coal continues to be strong due to worldwide recovery in blast furnace production. U.S. steel mill utilization is currently at 67%, down slightly from 73% six months ago. Through September, global blast furnace iron production is up approximately 19% over 2009 levels and steel mill capacity utilization is currently at 74% in Europe and 85% in China. In the global market, steel demand for the balance of 2010 through 2011 is expected to remain near current levels in Europe and North America due to uncertainty in the global economy. Forecasts for the rate of growth of the Chinese economy remain close to 10% for 2010 and 8.5% for 2011. Given the continued projected growth in the Chinese economy, the shortage of high quality metallurgical coal and relatively low steel inventories, we anticipate metallurgical coal markets will remain strong through 2011.

Thermal Coal Outlook

The thermal coal outlook continues to improve, due to declining inventories and increasing industrial activity. Inventories at utilities in our major market area (Mid Atlantic and South Atlantic markets) are lower than in other regions of the U.S. with inventories at some plants below 30 days of burn as of the end of September. Demand for Northern Appalachian coal continues to be strong, bolstered by both domestic demand and exports to China. Exports of thermal coal are expected to remain strong over the longer term driven by economic growth in developing countries like China, Brazil and India and shifting of traditional coal supplies to meet these growth demands.

Regulatory pressures in Central Appalachia continue to increase mining costs and reduce coal supply as permits become increasingly more difficult to obtain. CONSOL estimates that annual production from Central Appalachia will decline another 40 million tons by 2015. The issues in Central Appalachia combined with a general economic recovery are expected to increase coal sales opportunities and expand market share for CONSOL in both the short and long term. CONSOL’s low cost Northern Appalachian mining operations are well positioned to replace production declines in Central Appalachia.

Natural Gas Outlook

The U.S. natural gas industry continues to face concerns of oversupply, which are holding down gas prices. The supply of natural gas remains very strong due to the success of new shale plays and drilling in these plays to meet drilling commitments. On a positive note, natural gas demand has recovered to pre-recession levels and there are increasing signs of improvement in the gas markets.

The summer 2010 cooling season has helped slow storage build compared to 2009 levels. Industrial demand for gas has grown slowly but steadily through 2010. In addition to increases in demand, there have been supply responses to the current price environment. Canadian gas imports have decreased and the expected wave of LNG imports has failed to materialize. We expect drilling activity in the shale plays to slow somewhat beginning in late-2011 and beyond as companies adjust their drilling plans in response to the price environment.

Liquidity

As of September 30, 2010, CONSOL Energy had $136.0 million drawn under its credit facility and $1,110.5 million in total liquidity, which is comprised of $14.5 million of cash, and $1,096.0 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $268.0 million.

As of September 30, 2010, CNX Gas Corporation had $77.9 million of short-term debt and $608.3 million in total liquidity, which is comprised of $1.1 million of cash and $607.2 million available to be borrowed under its $700.0 million bank facility. CNX Gas also has outstanding letters of credit of $14.9 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 11 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also the leading Eastern U.S. gas producer, with proved reserves of over 2.9 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: Adjusted earnings and adjusted earnings per share are defined as GAAP net income and GAAP earnings per share that are adjusted for certain items usually not considered by securities analysts in their estimates of net income and earnings per share. By reporting our results on the same basis as analysts model them, we believe we are improving the inherent understanding of the on-going strength of CONSOL’s assets. For CONSOL Energy in the just-ended quarter, these adjustments were for financing and acquisition fees, certain non-cash charges for Fola reclamation, and the abandonment of development work at Mine 84. The reconciliation of adjusted earnings to net income is shown below. Adjusted earnings per diluted share of $0.44 is calculated as adjusted net income of $100.349 million, divided by 228,092,299 average dilutive shares outstanding.

Definition: Adjusted EBIT is defined as Adjusted Earnings (including cumulative effect of adjustments to net income) before deducting net interest expense (interest expense less interest income) and income taxes. Adjusted EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although Adjusted EBIT and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. Adjusted EBIT and Adjusted EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate Adjusted EBIT or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted EBIT, Adjusted EBITDA, and adjusted earnings to the income statement is as follows:

CONSOL Energy

Adjusted EBIT, Adjusted EBITDA, and Adjusted Earnings Reconciliation

(000) Omitted

	Quarter Ended 9/30/10	Quarter Ended 9/30/09
Net Income Attributable to CONSOL Energy Shareholders	$75,383	$87,370
Add Adjustments:
Acquisition and Financing Fees	337	—
Fola Reclamation (non-cash)	27,671	—
Mine 84 Development Abandonment	13,602	—

Total Pre-tax Adjustments	41,610	—
Less: Tax Impact of Adjustments	(16,644)	—

Net Income Impact of Adjustments	$24,966	—

Adjusted Earnings	$100,349	$87,370
Add: Interest Expense	66,430	7,502
Less: Interest Income	(431)	(243)
Add: Income Taxes	15,757	35,219
Add: Income Taxes on Adjustments	16,644	—

Adjusted Earnings Before Interest & Taxes (Adjusted EBIT)	$198,749	129,848
Add: Depreciation, Depletion & Amortization	161,429	109,965
Less: Mine 84 Development Abandonment	(13,602)	—

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)	$346,576	$239,813

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the weak economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining, maintaining, and renewing governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; the effects of subsidence from longwall mining operations on surface structures, water supplies, streams and surface land; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Investor/Media Contacts:

Brandon Elliott at (724) 485-4526

Investor: Dan Zajdel at (724) 485-4169

Media: Joe Cerenzia at (724) 485-4062

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended September 30, 2010
	Produced Coal	Other Coal	Total Coal	Gas	Other	Total Company

Sales	$980	$1	$981	$208	$75	$1,264
Gas Royalty Interest	—	—	—	18	—	18
Freight Revenue	37	—	37	—	—	37
Other Income	—	23	23	2	5	30

Total Revenue and Other Income	1,017	24	1,041	228	80	1,349

Cost of Goods Sold	612	82	694	80	82	856
Acquisition and Financing Fees	—	—	—	—	—	—
Gas Royalty Interests’ Costs	—	—	—	16	—	16
Freight Expense	37	—	37	—	—	37
Selling, General & Admin.	18	6	24	25	(10)	39
DD&A	97	1	98	59	4	161
Interest Expense	—	—	—	2	64	66
Taxes Other Than Income	70	—	70	10	3	83

Total Cost	834	89	923	192	143	1,258

Earnings Before Income Taxes	$183	$(65)	$118	$36	$(63)	$91

Income Tax						(16)

Net Income						75

Less: Net Income Attributable to Noncontrolling Interest						—

Net Income Attributable to CONSOL Energy Inc. Shareholders						75

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales—Outside	$1,260,499	$1,022,617	$3,650,129	$3,167,002
Sales—Gas Royalty Interests	18,131	8,443	46,621	29,741
Sales—Purchased Gas	3,524	1,471	8,280	4,102
Freight—Outside	37,269	36,130	96,544	94,133
Other Income	29,870	25,856	77,126	88,855

Total Revenue and Other Income	1,349,293	1,094,517	3,878,700	3,383,833

Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	850,819	707,256	2,436,452	2,017,735
Acquisition and Financing Fees	337	—	64,415	—
Gas Royalty Interests Costs	16,408	6,268	40,133	23,317
Purchased Gas Costs	3,333	1,103	6,980	3,023
Freight Expense	37,269	36,130	96,544	94,133
Selling, General and Administrative Expenses	38,722	31,642	107,897	98,084
Depreciation, Depletion and Amortization	161,429	109,965	413,379	323,659
Interest Expense	66,430	7,502	139,613	22,959
Taxes Other Than Income	83,406	66,146	243,831	214,457

Total Costs	1,258,153	966,012	3,549,244	2,797,367

Earnings Before Income Taxes	91,140	128,505	329,456	586,466
Income Taxes	15,757	35,219	75,291	169,370

Net Income	75,383	93,286	254,165	417,096
Less: Net Income Attributable to Noncontrolling Interest	—	(5,916)	(11,845)	(20,568)

Net Income Attributable to CONSOL Energy Inc. Shareholders	$75,383	$87,370	$242,320	$396,528

Earnings Per Share:
Basic	$0.33	$0.48	$1.15	$2.20

Dilutive	$0.33	$0.48	$1.13	$2.17

Weighted Average Number of Common Shares Outstanding:
Basic	225,781,539	180,725,194	211,235,893	180,649,268

Dilutive	228,092,299	183,191,667	213,638,176	182,751,922

Dividends Paid Per Share	$0.10	$0.10	$0.30	$0.30

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$15,582	$65,607
Accounts and Notes Receivable:
Trade	225,241	317,460
Other Receivables	19,502	15,983
Accounts Receivable—Securitized	200,000	50,000
Inventories	262,331	307,597
Deferred Income Taxes	86,489	73,383
Recoverable Income Taxes	27,907	—
Prepaid Expenses	163,709	161,006

Total Current Assets	1,000,761	991,036

Property, Plant and Equipment:
Property, Plant and Equipment	14,737,790	10,681,955
Less—Accumulated Depreciation, Depletion and Amortization	4,747,384	4,557,665

Total Property, Plant and Equipment—Net	9,990,406	6,124,290

Other Assets:
Deferred Income Taxes	396,347	425,297
Investment in Affiliates	92,261	83,533
Other	241,983	151,245

Total Other Assets	730,591	660,075

TOTAL ASSETS	$11,721,758	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited)
	September 30, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$312,910	$269,560
Short-Term Notes Payable	213,900	472,850
Current Portion of Long-Term Debt	15,917	45,394
Accrued Income Taxes	—	27,944
Borrowings Under Securitization Facility	200,000	50,000
Other Accrued Liabilities	797,137	612,838

Total Current Liabilities	1,539,864	1,478,586

Long-Term Debt:
Long-Term Debt	3,140,764	363,729
Capital Lease Obligations	57,291	59,179

Total Long-Term Debt	3,198,055	422,908

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,686,204	2,679,346
Pneumoconiosis Benefits	187,049	184,965
Mine Closing	391,082	397,320
Gas Well Closing	110,137	85,992
Workers’ Compensation	159,187	152,486
Salary Retirement	144,677	189,697
Reclamation	70,951	27,105
Other	136,923	132,517

Total Deferred Credits and Other Liabilities	3,886,210	3,849,428

TOTAL LIABILITIES	8,624,129	5,750,922

Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 225,802,859 Outstanding at September 30, 2010; 183,014,426 Issued and 181,086,267 Outstanding at December 31, 2009	2,273	1,830
Capital in Excess of Par Value	2,159,159	1,033,616
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	1,617,769	1,456,898
Accumulated Other Comprehensive Loss	(619,755)	(640,504)
Common Stock in Treasury, at Cost— 1,486,567 Shares at September 30, 2010 and 1,928,159 Shares at December 31, 2009	(53,164)	(66,292)

Total CONSOL Energy Inc. Stockholders’ Equity	3,106,282	1,785,548
Noncontrolling Interest	(8,653)	238,931

TOTAL EQUITY	3,097,629	2,024,479

TOTAL LIABILITIES AND EQUITY	$11,721,758	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2009	$1,830	$1,033,616	$1,456,898	$(640,504)	$(66,292)	$1,785,548	$238,931	$2,024,479

(Unaudited)
Net Income	—	—	242,320	—	—	242,320	11,845	254,165
Treasury Rate Lock (Net of $37 Tax)	—	—	—	(64)	—	(64)	—	(64)
Gas Cash Flow Hedge (Net of $3,713 Tax)	—	—	—	(11,052)	—	(11,052)	5,252	(5,800)
Actuarially Determined Long-Term Liability Adjustments (Net of $8,627 Tax)	—	—	—	13,839	—	13,839	5	13,844
Purchase of CNX Gas Noncontrolling Interest	—	—	—	18,026	—	18,026	—	18,026

Comprehensive Income	—	—	242,320	20,749	—	263,069	17,102	280,171
Issuance of Treasury Stock	—	—	(18,173)	—	13,128	(5,045)	—	(5,045)
Issuance of Common Stock	443	1,828,419	—	—	—	1,828,862	—	1,828,862
Issuance of CNX Gas Stock	—	—	—	—	—	—	2,178	2,178
Purchase of CNX Gas Noncontrolling Interest	—	(746,052)	—	—	—	(746,052)	(263,008)	(1,009,060)
Tax Benefit From Stock-Based Compensation	—	9,668	—	—	—	9,668	—	9,668
Stock-Based Compensation Awards to CNX Gas	—	2,126	—	—	—	2,126	(1,771)	355
Amortization of Stock-Based Compensation Awards	—	31,382	—	—	—	31,382	2,198	33,580
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(4,283)	(4,283)
Dividends ($0.30 per share)	—	—	(63,276)	—	—	(63,276)	—	(63,276)

Balance at September 30, 2010	$2,273	$2,159,159	$1,617,769	$(619,755)	$(53,164)	$3,106,282	$(8,653)	$3,097,629

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating Activities:
Net Income	$75,383	$93,286	$254,165	$417,096
Adjustments to Reconcile Net Income to Net Cash Provided
By Operating Activities:
Depreciation, Depletion and Amortization	161,429	109,965	413,379	323,659
Stock-Based Compensation	13,531	9,090	33,580	30,873
Gain on Sale of Assets	(7,609)	(3,245)	(8,475)	(13,033)
Amortization of Mineral Leases	(91)	1,046	3,890	3,444
Deferred Income Taxes	(4,368)	17,019	3,372	51,507
Equity in Earnings of Affiliates	(6,903)	(5,688)	(15,595)	(12,488)
Changes in Operating Assets:
Accounts and Notes Receivable	10,137	14,658	(66,840)	115,212
Inventories	31,519	14,116	45,126	(82,729)
Prepaid Expenses	(30,928)	(28,331)	(26,216)	(9,826)
Changes in Other Assets	4,289	(4,548)	23,764	799
Changes in Operating Liabilities:
Accounts Payable	37,759	(15,587)	63,168	(80,546)
Other Operating Liabilities	44,728	(39,842)	109,371	5,275
Changes in Other Liabilities	32,059	(4,617)	14,051	(35,594)
Other	12,153	4,640	32,190	14,559

Net Cash Provided by Operating Activities	373,088	161,962	878,930	728,208

Investing Activities:
Capital Expenditures	(244,283)	(192,700)	(821,908)	(689,119)
Acquisition of Dominion Exploration and Production Business	1,466	—	(3,474,199)	—
Purchase of CNX Gas Noncontrolling Interest	—	—	(991,034)	—
Proceeds from Sales of Assets	22,457	22,231	24,944	70,415
Net Investment in Equity Affiliates	1,766	1,670	6,867	3,760

Net Cash Used in Investing Activities	(218,594)	(168,799)	(5,255,330)	(614,944)

Financing Activities:
Payments on Short-Term Debt	(144,650)	(42,050)	(258,950)	(147,750)
Payments on Miscellaneous Borrowings	(2,974)	(7,161)	(8,564)	(16,443)
Proceeds from Securitization Facility	—	—	150,000	—
Proceeds from Issuance of Long-Term Notes	—	—	2,750,000	—
Tax Benefit from Stock-Based Compensation	212	(6)	9,926	391
Dividends Paid	(22,582)	(18,079)	(63,276)	(54,207)
Proceeds from Issuance of Common Stock	—	—	1,828,862	—
Issuance of Treasury Stock	426	524	2,601	1,135
Debt Issuance and Financing Fees	(3,657)	—	(84,224)	—
Noncontrolling Interest Member Distribution	—	(2,300)	—	(2,500)

Net Cash Provided By (Used in) Financing Activities	(173,225)	(69,072)	4,326,375	(219,374)

Net Decrease in Cash and Cash Equivalents	(18,731)	(75,909)	(50,025)	(106,110)
Cash and Cash Equivalents at Beginning of Period	34,313	108,311	65,607	138,512

Cash and Cash Equivalents at End of Period	$15,582	$32,402	$15,582	$32,402